AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 2000

                                                          REGISTRATION NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

              NEW YORK                                    13-1432060
   -------------------------------                    -------------------
   (State or other jurisdiction of                       (IRS Employer
   incorporation or organization)                     Identification No.)

         521 WEST 57TH STREET, NEW YORK, N.Y.                       10019
       ---------------------------------------                   ----------
       (Address of principal executive offices)                  (Zip Code)

        Registrant's telephone number, including area code (212) 765-5500

      STEPHEN A. BLOCK, SENIOR VICE-PRESIDENT, GENERAL COUNSEL & SECRETARY
                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
           521 WEST 57TH STREET, NEW YORK, N.Y. 10019--(212) 765-5500
 -------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                                GEORGE ROWE, JR.
                            FULTON, ROWE, HART & COON
                   ONE ROCKEFELLER PLAZA, NEW YORK, N.Y. 10020

                              --------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As provided in Registrant's non-employee director stock option plan and its stock award and incentive plan, and on October 1 of each year with respect to its annual grants of stock to non-employee directors.

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX.[ ]

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING.[ ]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING.[ ]

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX.[ ]

                         CALCULATION OF REGISTRATION FEE
=============================================================================================================
                                                                PROPOSED         PROPOSED
                                              AMOUNT             MAXIMUM          MAXIMUM          AMOUNT OF
          TITLE OF EACH CLASS OF               TO BE            OFFERING         AGGREGATE       REGISTRATION
        SECURITIES TO BE REGISTERED         REGISTERED       PRICE PER UNIT   OFFERING PRICE          FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, $.12 1/2 par value, issued
  and/or to be issued for employee
  stock options and other stock
  awards .................................  5,050,000 Shs.      $34.00          $107,272,140*      $28,320
=============================================================================================================

* Calculated as follows: (i) 100,000 shares available for non-employee director stock awards at an assumed aggregate price of $1,872,000 (based upon the average of the high and low prices reported in the consolidated reporting system as of September 26, 2000); (ii) 962,000 shares covered by outstanding stock options at an aggregate option exercise price of $30,744,780; and (iii) 3,988,000 shares available for stock option grants and other stock awards at an assumed aggregate price of $74,655,360 (based upon the average of the high and low prices reported in the consolidated reporting system as of September 26, 2000).

                              --------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2000


PROSPECTUS

                                5,050,000 SHARES

                                  COMMON STOCK
                              ($.12 1/2 PAR VALUE)

                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
                              521 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                  212-765-5500

                            ------------------------

     This Prospectus relates to 5,050,000 shares of Common Stock, $.12 1/2 par value, of International Flavors & Fragrances Inc. ("IFF"). These shares may be offered as set forth under "Employee Stock" to non-employee directors, officers and key employees of IFF and its subsidiaries. These shares may also be offered as set forth under "Selling Shareholders."

     These shares may be sold from time to time at public or private sale at market prices then prevailing on the New York Stock Exchange. In the case of sales through brokers, normal brokerage commissions will be paid. The exercise prices provided for in the options outstanding granted to the date of this Prospectus range from $25.31 to $34.00 per share. No awards other than stock options have been granted to the date of this Prospectus.

     Some of the persons who may acquire shares as contemplated by this Prospectus may be deemed to be "underwriters," under the Securities Act of 1933, as amended. If those persons pay any brokerage commissions upon any resale of the shares, the commissions may be deemed to be underwriting discounts and commissions, for the purposes of the Act.

     The Common Stock of IFF is traded on the New York Stock Exchange under the symbol "IFF". On September 26, 2000, the closing price of Common Stock was $17.44 per share.

     IFF shall pay all expenses in connection with the issuance or distribution of the shares of Common Stock to which this Prospectus relates, except brokers' fees and fees and expenses of counsel to the Selling Shareholders.

                            ------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
              SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF
                 THESE SECURITIES OR PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS SEPTEMBER __, 2000


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY
THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
About This Prospectus ..............................................    3
Where You Can Find More Information ................................    3
IFF's Business .....................................................    5
Employee Stock .....................................................    5
  2000 Stock Option Plan for Non-Employee Directors ................    5
  2000 Stock Award and Incentive Plan ..............................    8
  Director Annual Stock Grants .....................................   17
Selling Shareholders ...............................................   17
Legal Matters ......................................................   18
Experts ............................................................   18

                              ABOUT THIS PROSPECTUS

     In this prospectus, International Flavors & Fragrances Inc. and its subsidiaries may be referred to as "IFF", the "Company" or "we". This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may, over a period of time, offer the right to purchase Common Stock described in this prospectus in one or more offerings under the 2000 Stock Option Plan for Non-Employee Directors, the 2000 Stock Award and Incentive Plan and the annual grant of stock awards to non-employee directors. The selling shareholders may sell the stock so acquired. This prospectus provides you with a description of the offerings and proposed sales. You should read this prospectus together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

     This Prospectus Applies to the Following Shares of Common Stock

     o 18,000 shares which may be issued upon the exercise of options which have been granted under the IFF's 2000 Stock Option Plan for Non-Employee Directors and 432,000 shares which are available for the grant of options under 2000 Directors' Plan.

     o 944,000 shares which may be issued upon the exercise of options which have been granted under IFF's 2000 Stock Award and Incentive Plan and 3,556,000 shares which are available for the grant of options or the grant of awards under the 2000 Award Plan, and

     o 100,000 shares which may be issued upon the annual grant of 1,000 shares to each non-employee director of IFF.

     This prospectus applies to these shares after issuance and upon their sale or other transfer because it might be deemed that some of the persons who have purchased or may purchase these shares upon exercise of options or otherwise acquired these shares may have done so or may do so with a view to distribution or may be "directly or indirectly controlling the issuer" within the meaning of
Section 2(11) of the 1933 Act and may effectuate sales or other transfers of such shares under circumstances requiring that delivery of such shares be preceded by a Prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     IFF has filed with the SEC a registration statement under the Securities Act of 1933 to register the securities offered by this prospectus. This prospectus is only part of the registration statement. It does not contain all of the information in the registration statement and its exhibits because the SEC allows certain parts to be omitted. Statements in this prospectus about documents filed as an exhibit to the registration statement or otherwise with the SEC are only summary statements and may not contain all the information in its filed document that may be important to you. For further information about us, and the securities offered under this prospectus, you should read the registration statement, including its exhibits and the documents incorporated into it by reference. All of these documents can be examined at the SEC's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, or copies can be obtained from the SEC at that office upon payment of the required fees.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered under this prospectus.

     1.   Annual Report on Form 10-K for the fiscal year ended December 31,
          1999;

     2.   Reports on Form 8-K dated March 22, 2000 and September 27, 2000;

     3. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

     4. The proxy statement filed for the annual meeting of shareholders held on May 18, 2000.

     All of the above documents shall be deemed incorporated in this prospectus by reference from the date they are filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

         Stephen A. Block, Senior Vice-President, General Counsel and Secretary, International Flavors & Fragrances Inc.,
         521 West 57th Street,
         New York, New York 10019,
         Telephone 212-765-5500.

                                 IFF'S BUSINESS

     IFF, incorporated in New York in 1909, is a leading creator and manufacturer of flavor and fragrance products used by other manufacturers to impart or improve flavor or fragrance in a wide variety of consumer products. IFF sells fragrance products principally to manufacturers of perfumes, cosmetics, soaps and detergents. IFF sells flavor products principally to manufacturers of prepared foods, beverages, dairy foods, pharmaceuticals and confectionery products.

                                 EMPLOYEE STOCK

                2000 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

BACKGROUND

     IFF's Board of Directors approved the 2000 Stock Option Plan for Non-Employee Directors (the "2000 Directors' Plan") on February 8, 2000. IFF shareholders approved the 2000 Directors' Plan on May 18, 2000. The 2000 Directors' Plan authorizes the grant of stock options to non-employee directors of IFF covering 450,000 shares of IFF's Common Stock.

PURPOSE OF PLAN

     The purpose of the 2000 Directors' Plan is to attract and retain the services of qualified independent directors of IFF who are not employees of IFF and provide additional incentive for such directors to work for the best interests of IFF and its shareholders.

OPTION GRANTS

     Pursuant to the Plan, IFF automatically grants options for 3,000 shares of Common Stock to each non-employee director in each year commencing 2000 and ending in 2009. Any members elected to the Board by the shareholders on the date of grant of an option also receive an option. Annual grants are made on the date of the Annual Meeting of Shareholders of IFF in each year. The shares subject to any options which expire or terminate without being exercised in full, or which are voluntarily surrendered for cancellation, will be available for the grant of new options under the Plan.

SUMMARY OF BASIC TERMS

     The option price is the fair market value of the stock on the date of grant. No option may be for longer than ten years. IFF may not grant options after the 2009 Annual Meeting of Shareholders, although options may extend beyond that date. A director may purchase up to one-third of the shares covered by an option at any time after 24 months from the date of grant, up to two-thirds at any time after 36 months; and all the shares at any time after 48 months from that date. Upon exercise of an option, the director may pay for the option stock with Common Stock of IFF, provided the director has held the Common Stock for at least six months or such longer period as determined by the Board of Directors.

WHEN OPTIONS ARE EXERCISABLE

     Each option is exercisable as follows:

     o by an active director at any time until the 10th anniversary after the date of grant;

     o by a director at or after age 65 if he or she resigns, has not been reelected, becomes totally disabled or retires -- until its expiration date as to the balance of the shares the director was entitled to purchase at the date of his or her resignation, non-election, disability or retirement;

     o by a director prior to age 65 if he or she resigns, has not been reelected, becomes totally disabled or retires -- within 3 months thereafter as to the balance of the shares the director was entitled to purchase at the date of his or her resignation, non-election, disability or retirement; and

     o in the event of a director's death either while a director or after having ceased to be a director, by his or her legal representatives, distributees or legatees -- within 12 months after his or her death or such longer period as the Stock Option and Compensation Committee may permit with respect to any shares the director was entitled to purchase under the option at the date of his or her death. But in the case of the director's death before the option fully becomes exercisable, his or her legal representatives, legatees or designated beneficiary may exercise his or her option for a pro-rata portion of the total number of shares subject to the option.

     In no event may the director exercise an option more than 120 months after the date of grant.

     The director may designate a beneficiary who may exercise the option in lieu of the director under the circumstances stated above. The director may designate as a beneficiary any family member or members, any trust for the benefit of any family member or members, or other entity in which any family member or members have a 50% interest.

     Except as provided above or otherwise permitted by the Committee, a director may not assign or transfer an option in any way. If a director attempts to make any prohibited assignment or transfer, the unexercised portion of the option becomes null and void.

STOCK SPLITS AND OTHER CORPORATE EVENTS

     The 2000 Directors' Plan provides that each option agreement shall contain an anti-dilution provision for adjustment of the number of shares and the price per share to take account of any stock splits, stock dividends or similar transactions.

ADMINISTRATION

     The 2000 Directors' Plan is intended to be self-operative to the maximum extent consistent with prudent business practice. Otherwise, the Board of Directors or the Stock Option and Compensation Committee of the Board of Directors shall administer the 2000 Directors' Plan by majority vote. The Committee is comprised of Messrs. Peter A. Georgescu, Henry P. van Ameringen, and William D. Van Dyke, III, and its address is c/o International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. The members of the Committee are elected annually by a vote of the Board.

AMENDMENT AND TERMINATION

     The 2000 Directors' Plan also provides that the Board may discontinue or amend the 2000 Directors' Plan in any respect, without shareholder consent, with the following exception. Shareholder approval must be obtained if it is a requirement of any federal or state law or regulation or the rules of any stock exchange on which the Common Stock may be listed. It must also be obtained if Board action requires it. However, no such action may materially impair the rights of an optionee under any option previously granted to him or her without his or her consent.

ERISA

     IFF is not aware of any provision of the Employee Retirement Income Security Act of 1974 to which the 2000 Directors' Plan is subject.

USE OF PROCEEDS

     IFF intends to use for general corporate purposes the net proceeds which may be received from the sale of shares pursuant to the exercise of stock options under the 2000 Directors' Plan.

OUTSTANDING AWARDS AND STOCK OPTIONS

     At September 21, 2000, six non-employee directors held options under the 2000 Directors' Plan to purchase an aggregate of 18,000 shares of Common Stock at an option price of $32.19. All these options expire ten years after the date of grant. Additional information with respect to outstanding options held by non-employee directors of IFF is set forth in its Proxy Statement for the 2000 Annual Meeting of Shareholders which is incorporated by reference in this Prospectus.

TAX CONSEQUENCES

     Stock options granted to non-employee directors under the 2000 Directors' Plan are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986. IFF has been advised by its counsel, Messrs. Fulton, Rowe, Hart & Coon, of the following tax consequences under the provisions of the Internal Revenue Code if shares of Common Stock of IFF are issued to a director upon exercise of an option.

     o He or she will not realize any income at the time of grant of the option.

     o He or she upon exercise of the option will realize as income, an amount equal to the excess of the market price of the shares exercised on the date of exercise over their option price. This amount will be taxable at ordinary income rates in the year of exercise. The amount of this excess will be deductible as compensation for federal income tax purposes by IFF in the year of exercise.

     o He or she may also add the amount of income described in the prior clause to his or her tax basis in the shares for purpose of computing any subsequent capital gain or loss.

     o The income realized upon exercise of a non-qualified option will not be subject to the alternative minimum tax.

     o Any gain or loss upon a subsequent disposition of the option shares will be treated under the provisions of the Code applicable to capital gains and losses.

     o IFF will be entitled to a tax deduction in an amount equal to the total amount of ordinary income the director realizes.

The foregoing summary does not discuss the effect of state and local taxes.

                       2000 STOCK AWARD AND INCENTIVE PLAN

BACKGROUND

     The Board approved the 2000 Stock Award and Incentive Plan (the "2000 Award Plan") on March 9, 2000. IFF shareholders approved the 2000 Award Plan on May 18, 2000. The 2000 Award Plan authorizes a broad range of awards (collectively "Awards") including

     o the grant of annual incentive awards settleable in cash or in shares of Common Stock,

     o    stock options,

     o    stock appreciation rights ("SARs"),

     o    restricted and deferred stock,

     o    performance awards, and

     o    other types of awards based on Common Stock.

THE PURPOSE OF PLAN

     The 2000 Award Plan is designed to attract and retain high quality and highly motivated executives and other key employees. The Plan will provide them with stock options and with other forms of stock-based awards and cash compensation that is linked to their and IFF's performance.

     The Board believes that performance-based incentive compensation is essential

     o    to IFF's growth and success,

     o    to create value for IFF shareholders, and

     o to assure that the interests of executives and other key employees are aligned with those of IFF shareholders.

     In particular, IFF intends to use stock options and stock-related awards as an important element of compensation for executives and other employees. The awards enable them to acquire or increase their proprietary interest in IFF. This promotes a closer identity of interests between them and IFF's shareholders. In addition, annual incentive awards and other performance-based awards will provide incentives for achieving specific performance objectives.

SHARES AVAILABLE UNDER PLAN

     The 2000 Award Plan authorizes the grant of up to 4,500,000 shares of Common Stock for options and stock-related awards. No more than 30% of the total shares covered by the 2000 Award Plan may be issued as awards other than options and SARs. The following shares will be considered to be available for new awards under the 2000 Award Plan

     o shares subject to forfeited or expired awards or to awards settled in cash or otherwise terminated without issuance of shares to the participant, and

     o shares withheld by or surrendered to IFF to satisfy withholding tax obligations or in payment of the exercise price of an award.

WHO MAY PARTICIPATE IN THE PLAN?

     o    executive officers and other employees of IFF and

     o non-employee directors, consultants and others who provide substantial services to IFF.

STOCK AWARD LIMITATIONS

     IFF may not grant any participant stock awards in any year under the 2000 Award Plan for more than his or her annual limit for each type of award. The annual limit equals 2,000,000 shares plus the amount of the participant's unused annual limit relating to the same type of award as of the close of the previous year. Options, SARs, restricted stock, deferred stock and other stock awards are separate types of awards subject to a separate limitation.

CASH-DENOMINATED AWARD LIMITATIONS

     The annual incentive award that may be earned by a participant in any given year is limited to a maximum of 50% of the annual incentive pool discussed below. The 2000 Award Plan also limits other types of performance awards that may be earned by a participant to $6,000,000 plus the amount of unused cash annual limit at the close of the previous year. The per person limit for annual incentive awards, or other cash-denominated performance awards, and each type of share-based award applies separately to its respective type of award.

ANTI-DILUTION ADJUSTMENTS

     The 2000 Award Plan provides for adjustments to the number and kind of shares subject to the share limitations and specified in the annual limits in the event of a large, special or non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination and other similar corporate transaction or event effecting the Common Stock.

OTHER ADJUSTMENTS

     The Committee may adjust performance conditions and other terms of awards in response to the above events or to changes in applicable law, regulations or accounting principles. Adjustments to awards intended to qualify as "performance based" generally must conform to requirements under Section 162(m) of the Internal Revenue Code, which is discussed below.

ADMINISTRATION

     The 2000 Award Plan is administered by the Stock Option and Compensation Committee. See "Administration" under the 2000 Directors Plan on page 6 for the names of the members of the Committee and their addresses. However, the Board may appoint any other committee to administer the Plan and may itself act to administer the Plan. The Board must perform the functions of the Committee for the purposes of granting awards to non-employee directors.

     The Committee is authorized to

     o select participants, determine the type and number of Awards to be granted and the number of shares to which Awards will relate or the amount of performance awards,

     o specify times at which Awards will be exercisable or settled, including performance conditions that may be required as a condition thereof,

     o    set other terms and conditions of the Awards,

     o    prescribe forms of Award agreements,

     o    interpret and specify Plan rules and regulations, and

     o make all other determinations which may be necessary or advisable for the administration of the Plan.

STOCK OPTIONS AND SARS

     The Committee may grant stock options, including both incentive stock options ("ISOs") and non-qualified stock options. ISOs can result in potentially favorable tax treatment to the participant. The Committee may also grant SARs. SARs entitle the participant to receive in cash the excess of the fair market value of a share of Common Stock on the date of exercise or other specified date over the grant price of the SAR. The Committee determines the exercise price of an option and the grant price of an SAR. Generally the exercise price may not be less than the fair market value of the shares on the date of grant, except as described below.

     The Committee generally fixes

     o    the maximum term of each option or SAR,

     o    the times at which each option or SAR will be exercisable, and

     o the provisions requiring forfeiture of unexercised options at or following termination of employment or upon the occurrence of other events.

     No ISO, or SAR in tandem therewith, may have a term exceeding ten years. Options are exercisable by payment of the exercise price in cash, shares or other property or by surrender of other outstanding Awards having a fair market value equal to the exercise price. The Committee determines the methods of exercise and settlement and other terms of SARs. SARs granted under the 2000 Award Plan may include limited SARs exercisable for a stated period of time following a change in control of IFF, as discussed below.

RESTRICTED AND DEFERRED STOCK

     The Committee may make Awards of restricted stock and deferred stock.

   Restricted Stock

     The Committee generally establishes the restricted period. Prior to the end of the restricted period, the participant may not sell or dispose of shares received as restricted stock. The shares may be forfeited in the event of termination of employment. The restricted stock must vest over a minimum period of one year except in the case of the participant's death, disability or retirement, a change in control of IFF, or other special circumstances. An Award of restricted stock entitles the participant to all of the rights of a shareholder of IFF other than possession and the right to transfer the shares. These rights include the right to vote the shares and the right to receive any dividends thereon, unless otherwise determined by the Committee.

   Deferred Stock

     Deferred stock gives participants the right to receive shares at the end of a specified deferral period. This right is subject to forfeiture of the Award in the event of termination of employment under specified circumstances prior to the end of a specified restricted period. The restricted period need not be the same as the deferral period. Prior to settlement, deferred stock Awards carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents may be paid on such deferred stock.

OTHER STOCK-BASED AWARDS, BONUS SHARES, AND AWARDS IN LIEU OF CASH
OBLIGATIONS

     The Committee may grant Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock. The Committee will determine the terms and conditions of the Awards. These terms include

     o the consideration to be paid to exercise Awards in the nature of purchase rights,

     o    the periods during which Awards will be outstanding, and

     o    any forfeiture conditions and restrictions on Awards.

     The Committee may also grant shares as a bonus, free of restrictions. It may also grant shares or other Awards in lieu of IFF's obligations under other plans or compensatory arrangements, subject to such terms as it may specify.

PERFORMANCE-BASED AWARDS

     The Committee may grant performance-based Awards, which may be cash-denominated Awards or share-based Awards. Generally performance-based Awards require satisfaction of pre-established performance goals. These goals consist of one or more business criteria and a targeted performance level relating to the criteria as a condition of Awards

     o    being granted or

     o    becoming exercisable or settleable under the 2000 Award Plan,

or as a condition to

     o    accelerating the timing of these events.

     Performance may be measured over a period of up to one year or a longer period specified by the Committee. The Committee may grant performance-based Awards, other than annual incentive awards discussed below, that qualify under
Section 162(m) of the Code. Awards which qualify under that Section are fully tax deductible by the Company.

     The Committee uses one or more of the following business criteria for IFF, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of IFF, in establishing performance goals applicable to those performance Awards to named executives. The business criteria will be selected from among the following:

     o    net sales;

     o earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

     o    net income or net income per common share (basic or diluted);

     o return on assets (gross or net), return on investment, return on capital, or return on equity;

     o cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

     o    economic value created;

     o    operating margin or profit margin;

     o    stock price or total shareholder return;

     o    dividend payout as a percentage of net income; and

     o strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

     The Committee may specify that any such criteria will be measured before or after extraordinary or non-recurring items, before or after service fees, or before or after payments of Awards under the 2000 Award Plan. The Committee may set the levels of performance required in connection with performance Awards

     o    as fixed amounts,

     o    as goals relative to performance in prior periods,

     o as goals compared to the performance of one or more comparable companies or an index covering multiple companies, or

     o    in any other way the Committee may determine.

ANNUAL INCENTIVE AWARDS

     The Committee may grant annual incentive awards, settleable in cash or in shares of Common Stock upon achievement of preestablished performance objectives achieved during a specified period of up to one year. The performance objectives may be one or more of the performance objectives available for other performance awards under the 2000 Award Plan, as described in the preceding paragraph.

     Either together with or as an alternative to the above performance objectives, the Committee may determine that annual incentive Awards will be earned only if and to the extent an annual incentive pool becomes funded, on a hypothetical basis. In this event, the annual incentive pool for each fiscal year will equal 10% of the amount by which the pretax consolidated earnings exceed 20% of net capital for that year. This funding will in no event exceed 10% of the cash dividends paid by IFF during the year.

For this purpose, pretax consolidated earnings for a fiscal year means

     o IFF's consolidated net earnings for the year before extraordinary items and before the cumulative effect of accounting changes,

     o    plus the amount provided by IFF for all income taxes for the year,

     o    plus the amount of the annual incentive pool for the year.

     Net capital for any year means the arithmetic average of the amounts of the consolidated capital and surplus of IFF as at the beginning and the end of such year (before extraordinary items and before the cumulative effect of accounting changes).

     The Committee generally must establish the terms of annual incentive Awards not later than 90 days after the beginning of the fiscal year. These terms include, if applicable,

     o    the applicable performance goals

     o the corresponding amounts payable, subject to per person limits, and/or the amounts allocable out of the annual incentive pool,

     o    other terms of settlement, and

     o    all other terms of these Awards.

OTHER TERMS OF AWARDS

     Awards may be settled in cash, shares of Common Stock, other Awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with terms and conditions that the Committee may establish. These include payment or crediting of interest or dividend equivalents on any deferred amounts. For Award purposes, the Committee may direct that cash, shares or other property be placed in trusts. It may also make other arrangements to provide for payment of IFF's obligations under the 2000 Award Plan.

     The Committee may condition Awards on the payment of taxes. The Committee may direct that a portion of the shares or other property to be distributed be withheld. It may receive previously acquired shares or other property surrendered by the participant in order to satisfy tax obligations.

     Awards granted under the 2000 Award Plan generally may not be pledged or otherwise encumbered. The Awards are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death.

     The Committee may permit transfers to beneficiaries during the participant's lifetime, primarily for estate planning purposes.

     Awards under the 2000 Award Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant, as distinguished from the exercise, except to the extent required by law. The Committee may, however, grant Awards in substitution for, exchange for or as a buyout of

     o    other Awards under the 2000 Award Plan,

     o    awards under other Company plans, or

     o    other rights to payment from the Company,

and may exchange or buy out outstanding Awards for cash or other property.

     The Committee also may grant Awards in addition to and in tandem with other Awards, awards, or rights as well. In granting a new Award, the Committee may determine that the in-the-money value of any surrendered Award may be applied to reduce the exercise price of any option, grant price of any SAR, or purchase price of any other Awards.

VESTING, FORFEITURES, AND ACCELERATION OF AWARDS & OPTIONS

     The Committee may in its discretion determine

     o    the vesting schedule of options and other Awards,

     o    the circumstances that will result in forfeiture of Awards,

     o the post-termination exercise periods of options and similar Awards, and

     o the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, of any Award.

FORFEITURES

     Each Award granted under the 2000 Award Plan is subject to forfeiture conditions, unless the Committee determines otherwise. The participant, by accepting an Award under the Plan, agrees to these conditions. The occurrence of the following events at any time during the participant's employment or during the one year following termination of his employment will trigger a forfeiture. These forfeiture events are

     o    engaging in any business in direct competition with IFF

     o inducing any customer or supplier of IFF to cease doing business with IFF

     o inducing any employee or service provider to terminate his employment or service

     o    disclosing any confidential or proprietary information of IFF

     o failing to cooperate with IFF by being available to testify on behalf of IFF.

     If any of the above events occur, the following forfeitures will result:

     o the unexercised portion of any option, whether or not vested, and any other Award not then settled will be immediately forfeited and cancelled. An exception is provided for an Award that has not been settled solely due to an elective deferral by the participant and is not otherwise forfeitable.

     o the participant will be obligated to repay to IFF in cash, five business days after demand, the amount of gain realized by the participant upon each exercise of an option or the settlement of an Award. The gain recoverable is the gain realized on or after

          o the date that is six months prior to the occurrence of the forfeiture event, if the forfeiture event occurred while the participant was employed by IFF, or

          o the date that is six months prior to the date the participant's employment by IFF was terminated, if the forfeiture event occurred after the participant ceased to be so employed.

     The 2000 Award Plan does not prohibit competition by the participant with IFF. Rather, the non-occurrence of the above forfeiture events is a condition to the participant's right to realize and retain the full value of his Award.

     The Committee, in its discretion, may waive, in whole or in part, any forfeiture under the 2000 Award Plan.

CHANGE IN CONTROL

     The 2000 Award Plan provides that, in the event of a Change in Control of IFF,

     o    outstanding Awards will immediately vest and be fully exercisable,

     o any restrictions, deferral of settlement and forfeiture conditions of such Awards will lapse, and

     o goals relating to performance-based awards will be deemed met or exceeded to the extent specified in the performance-award documents.

     The Board may determine that an event which otherwise would constitute a change in control will not result in accelerated vesting or other enhancements of rights under the 2000 Award Plan. In that event, the Award remains outstanding, with appropriate adjustments, after any merger or other transaction is completed, and the value of the Award must remain unimpaired. In addition, a participant will be entitled to enhanced rights under the Award if he or she later is terminated other than for cause or terminates for good reason within two years after the event.

AMENDMENT & TERMINATION

     The 2000 Award Plan also provides that IFF's Board of Directors may discontinue or amend the Plan in any respect, without shareholder consent, with the following exception. Shareholder approval must be obtained if it is required by any federal or state law or regulation or the rules of any stock exchange on which the Common Stock may be listed. It must also be obtained if Board action requires it. However, no action by the Board of Directors may materially impair the rights of an optionee under any option previously granted to him or her without the consent of an affected optionee.

DUTCH EMPLOYEES

     IFF has granted stock options to employees of its Dutch subsidiary with some provisions which are different than those described above. The principal differences are that these options are immediately exercisable in full and IFF has the right with limited exceptions in case of death or retirement to purchase all or a percentage of the shares acquired under the options at the option price if the employee either leaves IFF's employ or seeks to sell the shares to others within four years after grant.

ERISA

     IFF is not aware of any provision of the Employee Retirement Income Security Act of 1974 to which the 2000 Award Plan is subject.

USE OF PROCEEDS

     IFF intends to use for general corporate purposes the net proceeds which may be received from the sale of shares of Common Stock pursuant to the exercise of stock options, or for any other consideration received by it in connection with an Award.

OUTSTANDING AWARDS AND STOCK OPTIONS

     At September 15, 2000, 347 optionees (including 4 officers) held options under the 2000 Award Plan to purchase an aggregate of 944,000 shares of Common Stock at option prices of between $25.31 and $34.00 per share. All such options expire either five or ten years after the date of grant. No other options or stock awards have been granted under the Plan as of the date hereof. Additional information with respect to outstanding options held by officers of IFF is set forth in its Proxy Statement for the 2000 Annual Meeting of Shareholders which is incorporated by reference herein.

TAX CONSEQUENCES

     IFF has been advised by counsel of the following federal income tax consequences generally arising with respect to Awards that may be granted under the 2000 Award Plan.

   Options and SARs

     The grant of an option including a stock-based Award in the nature of a purchase right or an SAR, will create no federal income tax consequences for the participant or IFF.

     A participant will not have taxable income upon exercising an ISO although the alternative minimum tax may apply.

     Upon exercising an option which is not an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash received from IFF.

     Upon a disposition of shares of Common Stock acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of

     o the fair market value of the shares at the date of exercise of the ISO minus the exercise price or

     o the amount realized upon the disposition of the ISO shares minus the exercise price.

Otherwise, a participant's disposition of shares acquired upon the exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax "basis" in such shares.

     o Generally, the tax "basis" is the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option.

     IFF generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with options and SARs. IFF generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, IFF will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to their disposition.

   Awards

     Awards granted under the 2000 Award Plan resulting in a transfer to the participant of cash or shares of Common Stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture

     o the participant must generally recognize ordinary income at the time of transfer equal to the cash or the fair market value of shares or other property actually received.

     Awards involving shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture

     o the participant must generally recognize ordinary income at the time of transfer equal to the fair market value of the shares or other property received at the earliest time the shares or other property become transferable or not subject to a substantial risk of forfeiture.

     Except as discussed below, IFF generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

     A participant may elect to be taxed at the time of receipt of shares e.g., restricted stock, or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture. But if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

   Section 162(m) Deductibility

     Compensation that qualifies as "performance-based" compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by IFF in its corporate income tax returns.

     Under the 2000 Award Plan, Awards in the form of options granted with an exercise price or grant price at least equal to 100% of fair market value of the underlying shares at the date of grant will be considered "performance-based".

     Awards which are conditioned upon achievement of performance goals may be "performance-based" compensation. A number of requirements must be met, however, in order for particular compensation to so qualify. Accordingly, there can be no assurance that such compensation under the 2000 Award Plan will be fully deductible by IFF under all circumstances. In addition, other Awards under the 2000 Award Plan generally will not so qualify. In that event, compensation paid to certain executives in connection with such Awards may be subject to the limitations of Section 162(m), to the extent it and other compensation subject to Section 162(m)'s deductibility cap exceed $1 million in a given year.

     The foregoing provides only a general description of the application of federal income tax laws to certain types of Awards under the 2000 Award Plan. The tax consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply to the variations in transactions that are permitted under the 2000 Award Plan, including the payment of the exercise price of an option by surrender of previously acquired shares. The summary does not address the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local, or foreign tax laws. Participants may wish to consult their personal tax advisors about the applicability of the tax laws to their own situation.

                          DIRECTOR ANNUAL STOCK GRANTS

     On March 9, 2000, the Board of Directors voted to increase the annual retainer to non-employee directors through the issuance each year of 1,000 shares of Common Stock commencing on October 1, 2000, and each October 1 thereafter. The Directors' Deferred Compensation Plan has been amended to allow directors to elect to defer receipt of the stock grants. The stock grants will be deemed to be prospective, and will relate to services to be rendered for the period October 1 to September 30.

     Unless deferred, the stock grants are treated as ordinary income in an amount equal to the fair market value on October 1 of the 1,000 shares of the stock grant. The amendments to the Directors' Deferred Compensation Plan will allow directors to elect to defer receipt of the stock grants until the earlier of (a) a specific year chosen by the director or (b) the later of the year in which the director (i) ceases to serve or (ii) reaches age 75. Deferred stock grants will be paid either in a lump sum or from two to 10 annual installments, at the director's election.

     Deferred compensation, whether in cash or stock, may not be funded, and elections to defer compensation must be made before the compensation is earned.

     IFF will carry on its books, for the benefit of each director who elects to defer the stock grants, a share equivalents account equal to the number of shares of stock deferred. IFF will also credit to this account dividend equivalents equal to cash dividends declared. In making his or her deferral election, the director may elect either to have dividend equivalents credited to his or her plan account in cash or as additional share equivalents, including fractional share equivalents.

                              SELLING SHAREHOLDERS

     The 374,000 shares of IFF's Common Stock in column (B) are covered by this Prospectus and are, or may be, offered by IFF's directors or officers who, at the time of such offering, will have acquired these shares upon the exercise of options granted under the 2000 Non-Employee Directors' Plan, the 2000 Award Plan or resulting from an annual grant of 1,000 shares of Common Stock made to each non-employee director on October 1, 2000. The shares of Common Stock shown in column (A) below include 128,999 shares of Common Stock which the named directors and officers of IFF have (or will have as of 60 days after that date) the right to acquire under stock options granted by IFF.


                                                                                      COMMON STOCK WHICH
                                                                                          MAY BE SOLD
                                                                                -------------------------------
                                                                                       (A)             (B)
                                                                                                  SHARES UNDER
                                                                                                 OPTIONS GRANTED
                                                                                                 SINCE AUGUST 3,
                                                                                                   1998 WHICH
                                                                                  COMMON STOCK   MAY BE OFFERED
                                         POSITION WITH IFF                         OWNED AS OF   FOR THE SELLING
                                          WITHIN THE PAST                         DECEMBER 31,    SHAREHOLDER'S
            NAME                            THREE YEARS                              1999(1)         ACCOUNT
            ----                            -----------                              -------         -------
Richard A. Goldstein .........   Chairman of the Board and Chief Executive                 0         200,000
                                   Officer since June 1, 2000

D. Wayne Howard ..............   Executive Vice-President since                            0          65,000
                                   September 12, 2000

Thomas E. Kinlin .............   Vice-President since September 1999;                 33,283           3,000
                                   employed by IFF in other positions prior
                                   thereto

Jose A. Rodriguez ............   Vice-President since May 1998; employed by           31,666          10,000
                                   IFF in other positions prior thereto

Margaret Hayes Adame .........   Director                                             12,000           4,000(2)

Richard M. Furlaud ...........   Director; Chairman of the Board and Chief            63,250          76,000(2)
                                   Executive Officer December 14, 1999
                                   to June 1, 2000

Peter A. Georgescu ...........   Director                                              1,000           4,000(2)

George Rowe, Jr. .............   Director                                          7,025,239           4,000(2)

Henry P. van Ameringen .......   Director                                          7,944,376           4,000(2)

William D. Van Dyke, III .....   Director                                          7,295,493           4,000(2)


------------------

     (1) See page 4 of IFF's Proxy Statement for 2000 Annual Meeting of Shareholders which is incorporated by reference herein for a further description of the shares of IFF's Common Stock beneficially owned by Messrs. Rowe, van Ameringen and Van Dyke. Their percentage of beneficial ownership stated in the proxy statement will remain unchanged after the sale of the shares in column (B) above.

     (2) Includes 1,000 stock award granted September 12, 2000 effective October 1, 2000.

                                  LEGAL MATTERS

Legal matters in connection with this offering are being passed upon by Fulton, Rowe, Hart & Coon, One Rockefeller Plaza, New York, N.Y. 10020, counsel for IFF. Mr. Rowe, a partner of that firm, is a director of IFF. See page 17 of the 2000 Proxy Statement for the shares of the IFF's Common Stock owned by Mr. Rowe. Robert M. Coon, another partner in that firm, owns 6,914 shares and his wife owns 1,500 shares of IFF's Common Stock.

                                     EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to IFF's Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           Registration fee .......................................   $28,320
          *Printing ...............................................    30,000
          *Legal Services .........................................    30,000
          *Accounting .............................................     5,000
          *Miscellaneous ..........................................     3,000
                                                                      -------
                  Total ...........................................   $96,320
                                                                      =======
----------------
    * Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     On July 24, 1986, New York substantially revised the provisions of the New York Business Corporation Law ("BCL") to permit New York corporations to extend broader protection to their directors and officers by way of indemnity and advancement of expenses than that previously afforded by New York law. On October 31, 1986, the Board of Directors of the Registrant amended the Registrant's By-laws to extend such indemnification and advancement of expenses to its directors and officers. Article II, Section 14 of the Registrant's By-laws, as amended, provides among other things that a corporation may indemnify a person against judgments, fines, amounts paid in settlement and reasonable expenses arising out of litigation, to which such person shall have been made a party by reason of the fact he is or was a director or officer of the corporation, unless a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the action so adjudicated, or that he personally gained in fact a personal profit or other advantage to which he was not entitled. The By-laws also permit the Registrant to advance litigation expenses of such director or officer upon receipt of an undertaking to repay such advances if the director or officer is ultimately determined not to be entitled to indemnification.

     In July 1987, New York added Section 402(b) to the BCL which permits New York corporations, with shareholder approval, to amend their certificates of incorporation in order to eliminate or limit the personal liability of directors to a corporation and its shareholders for damages arising from breaches of the directors' duty. On May 13, 1988, the Registrant amended its Certificate of Incorporation by adding a new Article XI which had been approved by the shareholders on May 12, 1988. Article XI provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for damages for any breach of duty as a director. Article XI does not permit elimination or limitation of the liability of any director if a judgment or other final adjudication adverse to him establishes that (i) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally derived a financial profit or other advantage to which he was not legally entitled, or (ii) that his action involved
(a) an improper declaration of any dividend or other distribution, (b) an improper redemption by the Registrant of its own shares, (c) the distribution of assets to shareholders after dissolution, without paying or adequately providing for, with certain exceptions, known liabilities of the Registrant or (d) the making of an improper loan to a director. Article XI also does not authorize any limitation on the ability of the Registrant or its shareholders to obtain injunctive relief, specific performance or other equitable remedies, and would not apply to acts or omissions which occurred prior to the filing of the amendment to the Registrant's Certificate of Incorporation containing the limitation on directors' liability.

     On December 9, 1975, the Registrant's Board of Directors adopted a resolution pursuant to which the Registrant is obligated to indemnify, to the extent permitted by law, any director, officer or employee of the Registrant against any liability arising out of claims under the Employee Retirement Income Security Act of 1974.

ITEM 16.  EXHIBITS.

   Number
   ------
      1            --Not applicable

      2            --Not applicable

      4(a)         --Shareholder Protection Rights Agreement dated as of March
                     21, 2000 between Registrant and The Bank of New York, as Rights Agent, incorporated by reference to Exhibit 4 to Registrant's Report on Form 8-K dated March 22, 2000 (File No. 1-4858).

      4(b)         --Specimen certificate of Registrant's Common Stock bearing legend notifying of Shareholder Protection Rights
                     Agreement.

      5            --Opinion of Fulton, Rowe, Hart & Coon.

      8            --Not applicable

      12           --Not applicable

      15           --Not applicable

      23(a)        --Consent of PricewaterhouseCoopers LLP.

      23(b)        --Consent of Fulton, Rowe, Hart & Coon (included in
                     Exhibit 5).

      24           --Powers of Attorney authorizing George Rowe, Jr. and
                     Stephen A. Block to sign the Registration Statement and amendments thereto on behalf of certain directors and officers of the Registrant.

      25           --Not applicable

      26           --Not applicable

      27           --Not applicable

      99(a)        --2000 Stock Option Plan for Non-Employee Directors,
                     incorporated by reference to Exhibit A to the Proxy Statement of Registrant dated March 29, 2000.

      99(b)        --2000 Stock Award and Incentive Plan, incorporated by
                     reference to Exhibit B to the Proxy Statement of Registrant dated March 29, 2000.

      99(c)        --Board resolution adopted September 12, 2000 authorizing
                     the annual grant of a stock award of 1,000 shares to each of the non-employee directors of Registrant.

      99(d)        --Directors' Deferred Compensation Plan as amended.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the

Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given a copy of the Registrant's annual report to shareholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the Registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120 day period the annual report for the last fiscal year will be furnished to each such employee.

     The undersigned Registrant hereby undertakes to transmit or cause to be transmitted to all employees participating in the plan who do not otherwise receive such material as shareholders of the Registrant, at the time and in the manner such material is sent to its shareholders, copies of all reports, proxy statements and other communications distributed to its shareholders generally.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT, INTERNATIONAL FLAVORS & FRAGRANCES INC., CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, AND STATE OF NEW YORK, ON THE ___ DAY OF SEPTEMBER, 2000.



                                 INTERNATIONAL FLAVORS & FRAGRANCES INC.

                                 By  /s/
                                    -------------------------------------
                                    DOUGLAS J. WETMORE, SENIOR VICE-PRESIDENT
                                         AND CHIEF FINANCIAL OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED:


PRINCIPAL EXECUTIVE OFFICER:

               RICHARD A. GOLDSTEIN
              Chairman of the Board
           and Chief Executive Officer

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

                DOUGLAS J. WETMORE
         Senior Vice-President and Chief
          Financial Officer and Director        By /s/
                                                  ------------------------------
                                                         STEPHEN A. BLOCK
                                                         ATTORNEY-IN-FACT
DIRECTORS:

               MARGARET HAYES ADAME
                ROBERT G. CORBETT
                RICHARD M. FURLAUD
                PETER A. GEORGESCU
               RICHARD A. GOLDSTEIN                      September, __ 2000
                CARLOS A. LOBBOSCO
                 GEORGE ROWE, JR.
              HENRY P. VAN AMERINGEN
             WILLIAM D. VAN DYKE, III
                DOUGLAS J. WETMORE

ORIGINAL POWERS OF ATTORNEY AUTHORIZING GEORGE ROWE, JR. AND STEPHEN A. BLOCK, AND EACH OF THEM, TO SIGN THIS REGISTRATION STATEMENT AND ANY AMENDMENTS HERETO ON BEHALF OF CERTAIN DIRECTORS AND OFFICERS OF THE REGISTRANT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 27, 2000 relating to the financial statements and financial statement schedule, which appear in International Flavors & Fragrances Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PRICEWATERHOUSECOOPERS LLP



New York, New York
September __, 2000